Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-257233 on Form S-1 of our report dated March 15, 2021 relating to the balance sheet of Ryan Specialty Group Holdings, Inc. (f/k/a Maverick Specialty, Inc.). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 19, 2021